Exhibit 10.2

AMALGAMATED FINANCIAL CORP. 2021 EQUITY INCENTIVE PLAN

RESTRICTED STOCK UNIT AWARD AGREEMENT

Amalgamated Financial Corp. (the “Company”) hereby grants you, Priscilla Sims Brown, restricted stock units through the Amalgamated Financial Corp. 2021 Equity Incentive Plan (the “Plan”), subject to certain restrictions as described herein (“Award,” “Restricted Stock Units” or “RSUs”).

Date of Grant: [INSERT], 2021

Number of Shares subject to Award: [INSERT THE QUOTIENT WHEN $2,500,000 IS DIVIDED BY THE CLOSING PRICE OF A SHARE ON THE TRADING DAY IMMEDIATELY BEFORE THE DATE OF GRANT].

Vesting Schedule: The vesting and forfeiture provisions that apply to your Restricted Stock Units are described in the Plan and the attached Terms and Conditions. In general, so long as you have not Separated from Service, you have not provided notice of your resignation, and the Company has not provided notice of your termination for Cause, before a vesting date, your Restricted Stock Units will vest (in whole Shares, rounded down) as follows:

Vesting Date	Percentage of RSUs Vested
[INSERT], 2022	33.3%
[INSERT], 2023	33.3%
[INSERT], 2024	33.4%

Effect of Separation from Service. In general, if you Separate from Service before a vesting date for any reason, you will forfeit all RSUs in which you have not yet vested as of your Separation from Service, unless:

•	Your Separation from Service is due to Disability or retirement (defined as age 65 with 5 continuous years of service with the Company or its affiliates), and no Cause exists, in which case the unvested portion of your RSUs will continue to vest on the originally set vesting date as if you had not Separated from Service.
•	You die and no Cause exists, or you Separate from Service due to an involuntary termination by the Company without Cause or due to your voluntary resignation for Good Reason, in which case your RSUs will immediately vest on a pro-rata basis based on the number of full months that you worked since the Date of Grant.
•	You Separate from Service within one year following a Change in Control due to a Qualifying Termination (as defined in the Plan), in which case your RSUs will become 100% vested as of immediately prior to the effective date of such termination.
•	If the Committee determines, at any time, that Cause exists at the time of your Separation from Service, all of your rights under this RSU Award will terminate immediately, you will forfeit all RSUs that have not yet vested as of the date of your Separation from Service, and the Company shall have the right to repurchase any Shares that you have already received as a result of RSUs that have already vested, at the lower of Fair Market Value or the price paid by you, all as described in the Plan. The existence of “Cause” will be determined in the sole discretion of the Committee (or if the Board of Directors (the “Board”) has chosen to reserve such power, the Board).

Note however that, except where there is a Change in Control, or you die or become Disabled, you will not vest in any portion of your Award prior to the first anniversary after its Date of Grant; provided that, if your employment ends before such anniversary date due to a termination without Cause or due to your voluntary resignation for Good Reason, any unvested portions of your Award scheduled to vest on the first anniversary date shall not forfeit as of the date of termination, but rather shall vest on the first anniversary date after the Date of Grant on a pro-rata basis based on the number of full months that you worked since the Date of Grant, provided  you have satisfied the claims release requirement set forth in your employment agreement.

To the extent dividends are paid on Shares covered by your RSUs prior to the date they become vested, you will be entitled to receive those dividends upon vesting of the applicable RSU.

Additional Terms: Your rights and duties and those of the Company under your Award are governed by the provisions of this Award Agreement, and the attached Terms and Conditions and Plan document, both of which are incorporated into this Award Agreement by reference. If there is any discrepancy between these documents, the Plan document will always govern.

This Award is designated as incentive compensation that is in addition to your regular cash wages. No amount of Common Stock or income received by you pursuant to this Award will be considered compensation for purposes of any severance or any pension, retirement, insurance or other employee benefit plan or program of the Company or its Subsidiaries. It will not be included in calculating any employment-related benefits to which you may be entitled from the Company or any Subsidiary. Participation in the Plan is discretionary and voluntary, and the Plan can be terminated at any time. This Award does not create a right or entitlement to future awards, whether pursuant to the Plan or otherwise.

The governing law for purposes of resolving any issue relating to this Award or the Plan shall be United States federal law and, where appropriate, the laws of the State of New York. Any dispute regarding this Award or the Plan shall be resolved by a court of law in the City of New York, State of New York.

Questions: If you have any questions regarding your Award, please see the enclosed Terms and Conditions and Plan document or contact our Human Resources department.

AMALGAMATED FINANCIAL CORP.

By

AMALGAMATED FINANCIAL CORP. 2021 EQUITY INCENTIVE PLAN

RESTRICTED STOCK UNIT TERMS AND CONDITIONS

This document is intended to provide you some background on the Amalgamated Financial Corp. 2021 Equity Incentive Plan (the “Plan”) and to help you better understand the terms and conditions of the Restricted Stock Unit award (the “Award,” “Restricted Stock Units” or “RSUs”) granted to you under the Plan. References in this document to “our,” “us,” “we,” and “Company” are intended to refer to Amalgamated Financial Corp.

Background

1.	How are Award recipients chosen?

Under our current process, the Compensation and Human Resources Committee (“Committee”) approves executive equity awards, although the Committee may delegate the power to make non-officer awards to an officer of the Company and the Board has the authority to reserve these powers to the full Board with respect to some or all eligible individuals.

2.	What is the value of my Award?

The value of each Share covered by your RSU Award is equal to the market price of one Share of Company Common Stock and will have the same value as established on the exchange on which the Shares are traded.

Under current tax laws, you will be taxed on the market price of the Share(s) vesting under your RSU Award at the time the Shares (or in certain cases, their cash equivalent) are paid to you in settlement of your Award. We recommend that you consult your personal tax advisor to discuss the potential tax consequences to you of receiving this Award.

Note that no amount of cash or Common Stock received by you pursuant to your Award will be considered compensation for purposes of any severance or any pension, retirement, insurance or other employee benefit plan of the Company or its Subsidiaries.

Terms and Conditions

3.	When will my Restricted Stock Units vest?

Generally, your Restricted Stock Units will vest (in whole Shares, rounded down) as set forth in your Award Agreement.

Your Award Agreement may provide for earlier vesting dates upon specific events. Please refer to your Award Agreement to see if special early vesting dates apply to your RSUs.

The Committee may, in its sole discretion, choose to accelerate or extend the vesting of Awards in special circumstances.

4.	When do I receive payment?

As soon as administratively practical after the vesting date set forth in your Award Agreement, one Share of our Common Stock will be delivered to you for each RSU that vests. Delivery of Shares, either electronically or in certificate form (as we determine), will usually be made within approximately 30 days after the vesting date. Fractional shares will not be paid. In some cases, the Company may instead pay the cash equivalent of the Shares to you.

By accepting this Award, you acknowledge that, except as may otherwise be provided in your Award Agreement, if you Separate from Service prior to a vesting date, you will forfeit all your unvested RSUs and any other rights associated with your unvested RSUs under the Plan.

5.	Do I have to pay any tax in connection with this RSU Award?

Yes, you are subject to federal (and in some cases, state and local) income taxes on the fair market value of your Restricted Stock Units in the year that you are paid Shares of Common Stock (or in certain cases, their cash equivalent) in settlement of your Award. If you are an employee, we are required under current federal (and some state and local) tax laws to withhold taxes from you. This may be accomplished by withholding whole Shares of Common Stock with an equivalent value. We will round down to the nearest whole Share. To the extent this Share withholding is not sufficient, or is prohibited or limited by applicable law, you will ultimately be responsible for any additional taxes due. If withholding is determined by us to be not possible or inadequate, we will have the right to require cash payment and/or make deductions from other payments due to you that are sufficient to satisfy these requirements.

You may not rely on the Company or any of its officers, directors or employees for tax or legal advice regarding this Award. We make no representations with respect to and hereby disclaim all responsibility as to the tax treatment of your Award.

6.	What are my rights as a stockholder in my Restricted Stock Units?

Until you actually receive Shares (if any) in settlement of your award, you will generally have no rights as a stockholder with respect to those Shares, such as the right to vote the Shares or the right to receive dividends, unless the Board has specifically provided otherwise in your Award Agreement.

7.	Are there restrictions on the transfer of my Restricted Stock Units?

You may not sell, transfer, pledge, assign, or otherwise alienate or hypothecate your RSUs, whether voluntarily or involuntarily, by operation of law or otherwise, except upon your death or as otherwise specifically provided in the Plan. If you die, your beneficiary or the personal representative of your estate can act on your behalf. Once you receive any Share, you will normally be entitled to all rights of ownership to such Share. Under certain circumstances described in the Plan, however, these rights may be delayed or subject to additional limitations or restrictions.

8.	How do I designate my beneficiary or beneficiaries?

You must obtain and file a completed beneficiary designation form with our Human Resources department. Each time you file a beneficiary designation form, all previously-filed beneficiary designation forms will be revoked and of no further force or effect. If you want to name multiple beneficiaries, all beneficiaries must be listed on a single beneficiary designation form (including attachments, if necessary). If you do not file a beneficiary designation form, benefits remaining unpaid at your death will be paid to your estate.

9.	Are there restrictions on the delivery and sale of Shares?

Shares issued to you upon the vesting of Restricted Stock Units are subject to federal securities laws. In some cases, state or local securities laws may also apply. If the Board determines that certain registrations or filings are needed or desired to comply with these various securities laws, then we may delay the delivery of your Shares until the necessary approvals or filings are obtained. In order for us to meet an exemption from securities registration requirements, we may also require you to provide us with certain information, representations and warranties before we will issue Shares to you.

Where applicable, the certificates evidencing any Shares may contain wording (or otherwise as appropriate in electronic format) indicating that conditions, restrictions, rights and obligations apply.

10.	Does the receipt of my Award guarantee continued service with the Company?

No. Neither the establishment of the Plan, your Award of RSUs, nor the issuance of Shares or other consideration in connection with your Award, gives you the right to continued employment or service with the Company (or any of our Subsidiaries).

11.	What events can trigger forfeiture of my Restricted Stock Units?

Except as may otherwise be specifically provided in your Award Agreement, your unvested RSUs will normally be cancelled and forfeited upon your Separation from Service.

In addition, your RSUs and any cash or Shares paid to you in settlement of your RSUs, and any profits from sale of any such Shares, are subject to clawback, recoupment or repayment if you commit certain bad acts, you engage in certain practices injurious to the Company or its Subsidiaries, or if the Company experiences regulatory or capital issues. These clawback, recoupment and repayment provisions are set forth in detail in Section 8(j) of the Plan.

The Committee may, in its discretion, accelerate the vesting of your Award in special circumstances, subject to certain provisions of the Plan and the law.

12.	What documents govern my Restricted Stock Units?

The Plan, your Award Agreement, and these Terms and Conditions express the entire understanding between you and the Company with respect to your Restricted Stock Units. In the event of any conflict between these documents, the terms of the Plan will always govern. You should never rely on any oral description of the Plan or your Award Agreement because the written terms of the Plan will always govern. The Committee has the authority to interpret this document and the Plan. Any such interpretation will be binding on you, us, and other persons.